EXHIBIT 4.4
                             FIRST AMENDMENT TO THE
                              CLAIRE'S STORES, INC.
                             1996 STOCK OPTION PLAN

     THIS  FIRST  AMENDMENT, made effective as of February 16, 2000, by CLAIRE'S

STORES,  INC.  (the  "Company")  to  the CLAIRE'S STORES, INC. 1996 STOCK OPTION

PLAN  (the  "Plan").


                              W I T N E S S E T H:
                          ----------------------------

     WHEREAS,  the  Company  did  establish  the Plan for the sole and exclusive benefit of its eligible participants and their respective beneficiaries in order for  the  Company  to  attract, motivate, retain and reward such individuals for contributing  to  the  success  of  the  Company;  and


     WHEREAS, pursuant to Section 16 of the Plan, the Company reserved the right to amend said Plan;


     NOW, THEREFORE, effective as of February 16, 2000, the Plan shall be amended as follows:


1.     The  first  sentence  of  Section 3 is hereby amended to read as follows:

     "The Committee or the Board may grant to Optionees from time to time Options to purchase an aggregate of up to FOUR MILLION (4,000,000) Shares (plus the number of shares unused or recaptured under the Company's 1991 Stock Option Plan) from the Company's authorized and unissued Shares."

2.     In all other respects, the Plan shall remain unchanged by this Amendment.

     IN  WITNESS  WHEREOF, the Company has caused this instrument to be executed the  day  and  year  first  above  written.


                                          CLAIRE'S  STORES,  INC.

                                          By:
                                             ----------------------------------


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